UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 21, 2021

Date of Report (Date of Earliest Event Reported)

Harte Hanks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7120	74-1677284
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Wells Branch Parkway
Austin, Texas 78728
(512) 434-1100

(Address of principal executive offices and Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Securities registered pursuant to Trading Symbol(s)	Section 12(b) of the Act: Name of each exchange on which registered
Common Stock	HHS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2021, Harte Hanks, Inc. (the "Company") entered into a three-year, $25,000,000 asset-based revolving credit facility (the "New Credit Facility") with Texas Capital Bank ("TCB") pursuant to an asset-based revolving credit agreement, dated as of December 21, 2021, by and among the Company, the subsidiary guarantors party thereto (each, a "Guarantor" and together the "Guarantors" and together with the Company, the "Loan Parties") and TCB (the "ABL Agreement"). The New Credit Facility is secured by substantially all of the assets of the Company and the Guarantors pursuant to a Pledge and Security Agreement, dated as of December 21, 2021, between the Company, TCB and the other grantors party thereto (the "Security Agreement").

The New Credit Facility provides for loans up to the lesser of (a) $25,000,000, and (b) the amount available under a "borrowing base" calculated primarily by reference to the Company's cash and cash equivalents and accounts receivables. The New Credit Facility allows the Company to use up to $3,000,000 of its borrowing capacity to issue letters of credit.

The loans under the New Credit Facility accrue interest at a varying rate equal to the Bloomberg Short-Term Bank Yield Index Rate plus a margin of 2.25% per annum. The outstanding amounts advanced under the New Credit Facility are due and payable in full on December 21, 2024.

The Company may voluntarily prepay all or any portion of the loans advanced under the New Credit Facility at any time, without premium or penalty. The New Credit Facility is subject to mandatory prepayments (i) from the net proceeds of asset dispositions not otherwise permitted under the ABL Agreement; (ii) if the unpaid principal balance under the New Credit Facility plus the aggregate face amount of all outstanding letters of credit exceeds the borrowing base, the Company must immediately prepay the entire amount of such excess; (iii) in an amount equal to 50% of the net proceeds of issuances of capital stock (subject to customary exceptions); or (iv) in an amount equal to the net proceeds from any issuance of debt not otherwise permitted under the ABL Agreement.

The ABL Agreement contains certain covenants restricting the Company's and its subsidiaries' ability to create, incur, assume or become liable for indebtedness; make certain investments; pay dividends or repurchase the Company's stock; create, incur or assume liens; consummate mergers or acquisitions; liquidate, dissolve, suspend or cease operations; or modify accounting or tax reporting methods (other than as required by GAAP).

The ABL Agreement contains certain representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, certain events under ERISA, cross-acceleration to other debt, material judgments and a change of control. If an event of default occurs, TCB will be entitled to take various actions, including the acceleration of all amounts due under the New Credit Facility and all actions permitted to be taken by a secured creditor.

In connection with entering into the New Credit Facility, the Company and TCB terminated the Company's existing revolving credit facility with TCB (the "Old Credit Facility"). Prior to termination of the Old Credit Facility, the Company used cash on hand to pay down $8.1 million outstanding under the Old Credit Facility and the remaining $5 million of loans outstanding under the Old Credit Facility were deemed to be outstanding under the New Credit Facility. Unlike the Old Credit Facility, TCB did not require the New Credit Facility to be guaranteed by HHS Guaranty, LLC, an entity formed to provide credit support for the Company by certain members of the Shelton family (descendants of one of the Company's founders).

The foregoing description of the New Credit Facility is subject to and qualified in its entirety by reference to the full text of the ABL Agreement and the Pledge and Security Agreement which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto.

Item 1.02 Termination of a Material Definitive Agreement.

The information in Item 1.01 regarding the Old Credit Facility is incorporated into this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 regarding the New Credit Facility and the ABL Agreement is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed or furnished herewith:

Exhibit Number	Exhibit Title
10.1	Loan Agreement, dated December 21, 2021, among Harte Hanks, Inc. the subsidiary guarantors party thereto and Texas Capital Bank, National Association.
10.2	Security Agreement, dated December 21, 2021, between Harte Hanks, Inc. and Texas Capital Bank, National Association.
99.1	December 21, 2021 Press Release of Harte Hanks, Inc.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Furnished herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte Hanks, Inc.

Dated: December 21, 2021

By:         /s/ Lauri Kearnes
              Chief Financial Officer